Exhibit (h)(2)

SALIENT MF TRUST

FORWARD FUNDS

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS TRANSFER AGENCY AND SERVICES AGREEMENT (“Agreement”) is made as of July 20, 2018, by and among Salient MF Trust, a Delaware statutory trust with its principal office and place of business at 4265 San Felipe, Suite 800, Houston, Texas 77027 (“MF Trust”), Forward Funds, a Delaware statutory trust with its principal office and place of business at 345 California Street, Suite 1600, San Francisco, California 94104 (“Forward Funds”) (each of MF Trust and Forward Funds, a “Trust” and collectively, the “Trusts”), and ALPS Fund Services, Inc., a Colorado corporation with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).

WHEREAS, each of MF Trust and Forward Funds is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the series listed in Appendix A attached hereto (each, a “Fund” and collectively, the “Funds”);

WHEREAS, Salient Advisors, L.P., a Texas limited partnership, and Salient Capital Advisors, LLC, a Texas limited liability company, each with its principal office and place of business at 4265 San Felipe, Suite 800, Houston, Texas 77027, serve as the investment advisor for the Funds that are part of MF Trust (the “MF Funds”), as applicable, and each is responsible for managing the applicable Funds’ business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, Forward Management, LLC, a Delaware limited liability company, with its principal office and place of business at 345 California Street, Suite 1600, San Francisco, California 94104, serves as the investment advisor (Forward Management, LLC with Salient Advisors, L.P. and Salient Capital Advisors, LLC, each an “Advisor” and, collectively, the “Advisors”) for the Funds that are part of Forward Funds (the “FF Funds”), and is responsible for managing the applicable Funds’ business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS currently provides certain transfer agency services to Forward Funds pursuant to a separate agreement dated June 3, 2009 (the “FF Agreement”) any by this Agreement each of ALPS and Forward Funds desires to terminate the FF Agreement and replace it with this Agreement;

WHEREAS MF Trust desires to engage ALPS as the transfer agent, dividend disbursing agent and agent in connection with certain other activities for the MF Funds, and ALPS desires to accept such engagement; and

WHEREAS, ALPS provides certain interactive client services to Forward Funds, and MF Trust desires to utilize ALPS’s interactive client services to provide MF Funds shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    ALPS’s Appointment and Duties.

(a)    Each Trust hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointments and agrees to furnish such specified services.

(b)    Each Trust hereby appoints ALPS to provide the interactive client services set forth in Appendix C (Shareholder Portal Services), Appendix D (TA2000 VOICE Services), Appendix E (VISION Access) and Appendix F (ALPS Virtual Access (AVA)) attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointments and agrees to furnish such specified services.

(c)    ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement or otherwise in writing between the parties, have no authority to act for or represent the Trusts or the Funds in any way, or otherwise be deemed an agent of the Trusts or the Funds.

(d)    ALPS may employ or associate itself with any person or organization as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, ALPS cannot delegate any of its obligations under this Agreement to any person or organization who is not an affiliate of ALPS without the prior written approval of the Trusts. In the event any such delegation, the compensation of such persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trusts shall bear no cost or obligation with respect thereto; and ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(e)    Notwithstanding Section 1(d) above, the Trusts acknowledge that as of the effective date of this Agreement, ALPS has delegated certain services hereunder to the organizations listed in Appendix G attached hereto. In the event that ALPS notifies the Trusts of its intent to engage different or additional entity(ies) for purposes of delegating any of ALPS’ services hereto, and the Trusts withhold consent to such delegation, ALPS will in no way be required to manage or assist any alternative service or systems provider selected by the Trusts, or be required to modify or alter any of ALPS’ systems or software. The Trusts acknowledge that the selection of an alternative service or systems provider may result in an increase to the fees set forth in Appendix K hereto, including but not limited to the out-of-pocket fees billed to the Funds.

2.    ALPS’s Compensation; Expenses.

(a)    In consideration for the services to be performed hereunder by ALPS, each of the Trusts, as applicable, shall pay ALPS the fees listed in the Fee Schedule attached hereto as Appendix K. The Trusts acknowledge and agree that the fees set forth in Appendix K are based on information provided to ALPS by the Advisors.

(b)    Notwithstanding Section 2(a) hereof, on April 1st of the year following the conclusion of the Initial Term (defined below), and on each April 1st thereafter with respect to each Renewal Term for the duration of this Agreement, unless otherwise agreed to among the parties and provided that the service scope, mix and volumes remain consistent with those provided in the previous year of this Agreement, the fees that will be charged by ALPS for those same services will be the base annual fee rates (as reflected in Appendix K), with an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. Any such cost of living adjustment shall require the approval of a majority of the Trust’s trustees, including a majority of the trustees who are not interested persons (as defined in the 1940 Act).

(c)    If a party wishes to change the scope of the services, it will notify the other party(ies), as applicable, of the requested changes. The parties will then assess the impact of the requested changes to the services provided, including, but not limited to, adjustments to ALPS and the Funds’ resources and the effect on the quality and timing of deliverables. The parties agree to discuss any such impacts, as well as any related changes to ALPS’s compensation for services. No change to the scope of services or compensation shall be implemented unless set forth by written amendment to this Agreement executed by all parties.

(d)    ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of the Trusts’ or the Funds’ personnel. Other Fund expenses incurred by the Funds which shall be borne by the applicable Fund may be borne by the Fund’s Advisor as may be agreed upon by both the Fund and the Advisor, and for avoidance of doubt shall not in any way be borne by ALPS, include, but are not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Funds’ trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.    Right to Receive Advice.

(a)    Advice of the Trusts and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trusts or the Advisors, custodian or other service providers.

(b)    Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trusts, the Trusts’ independent board members, the Advisors, or ALPS). Notwithstanding anything else in this Agreement, if ALPS requests advice from counsel other than counsel to the Trusts or the Advisors, the expense of such counsel will be borne by ALPS.

(c)    Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trusts or any authorized service provider on behalf of the Funds and the advice ALPS receives from counsel, ALPS may, after consultation with the Trusts, rely upon the directions and follow the advice of counsel. Upon request, ALPS will provide the Trusts with a copy of the advice of counsel received pursuant to Section 3(b) of this Agreement.

4.    Standard of Care; Limitation of Liability; Indemnification.

(a)    ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b)    ALPS agrees to use its best efforts to perform its obligations under this Agreement in conformity with the service standards specified in Appendix H attached hereto.

(c)    In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and each of MF Trust and Forward Funds, as applicable, agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising from the following:

(i)    the inaccuracy of factual information furnished to ALPS by the Trusts or a Fund’s Advisor or custodian or any authorized third party on behalf of a Fund;

(ii)    any reasonable error of judgment or mistake of law;

(iii) ALPS’s reliance on any instruction, direction, notice, instrument or other information provided by the Trusts or a Fund’s Advisor or custodian or any authorized third party on behalf of a Fund that ALPS reasonably believes to be genuine;

(iv)    failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(v)    failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

(vi)    lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within thirty (30) days of notification by ALPS of the acceptance of such payment order; or

(vii)    any other action or omission to act which ALPS properly takes in connection with the provision of services to the Trusts pursuant to this Agreement.

(d)    ALPS shall indemnify, defend and hold harmless each of MF Trust and Forward Funds, each Fund and the Advisors and their respective officers, trustees, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising from ALPS’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement. Notwithstanding anything herein to the contrary, to the extent consistent with applicable law, requirements and guidance as promulgated by the SEC, ALPS shall not be liable to the Trust or any shareholder of the Trust for any net loss to the Trust, after amounts debited or credited to shareholders in accordance with the Trust’s policies, if a pricing error resulting from an “as-of” adjustment for which ALPS would otherwise be liable under this Agreement is less than $0.01 per share, calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class). This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share. In the event that such a pricing error is caused, at least in part, by ALPS’s failure to comply with its standard of care under this Agreement and results in a net loss to the Fund that equals or exceeds $0.01 per share, calculated on the basis of the total value of all shares owned by the affected portfolio, the parties agree to negotiate in good faith as to the allocation of responsibility for, and the appropriate settlement of, such loss.

(e)    Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. For the avoidance of doubt, and notwithstanding anything contained in this Agreement, MF Trust and Forward Funds shall be severally, but not jointly, liable for all purposes hereunder. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(f)    In any case in which a party (the “Indemnifying Party”) may be asked to indemnify or hold another party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party as soon as practicable after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the

Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.    Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.    Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trusts recognize that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.    Accounts and Records. The accounts and records maintained by ALPS shall be the property of the applicable Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the applicable Trust in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from such Trust. The Trusts shall have access to such accounts and records at all times during ALPS’s normal business hours. Upon the reasonable request of a Trust, copies of any such books and records shall be provided by ALPS to such Trust at the expense of the Trust. ALPS shall assist the Trusts, the Funds’ independent auditors, or, upon approval of the applicable Trust, any regulatory body, in any requested review of a Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to a Fund, MF Trust or Forward Funds, ALPS will promptly notify the applicable Trust of such request in writing and obtain instructions from the Trust as to the handling of such request. The Trusts agree to cooperate with ALPS and take delivery of Trust records, or appoint an agent to take delivery of Trust records, within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Trust records to the applicable Trust.

8.    Termination of FF Agreement. Each of Forward Funds and ALPS agree that effective upon the effective date of this Agreement, the FF Agreement and all amendments and side letters listed in Appendix J thereto will terminate without any further services or obligations required on the part of the parties, including any fees.

9.    Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trusts hereunder shall cause the Trusts to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trusts’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trusts. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the applicable Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trusts. ALPS shall make available its compliance personnel and shall provide at its own expense summaries, certifications and other relevant materials relating to such program as reasonably requested by the Trusts.

10.    Confidentiality.

(a)    Confidential Information. Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, one of the other parties may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party. Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party. Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any other third party for any purpose without the prior consent of the other party(ies). The provisions of this Section 10(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another or destroy, as applicable, all written materials and computer software that are the property of the other party(ies).

In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trusts and the Funds’ current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trusts and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the applicable Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use its best efforts to provide the applicable Trust with sufficient notice to permit the Trust to seek an equitable ruling preventing the disclosure of such information and will cooperate with the Trust in seeking such an equitable ruling. If notwithstanding the foregoing ALPS is required to disclose confidential information, ALPS will use reasonable commercial efforts to obtain confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trusts and the Funds’ current and former shareholders.

(b)    Specific Performance. Each of the parties agrees that the non-breaching party(ies) would not have an adequate remedy at law in the event of the other party(ies)’s breach or threatened breach of its obligations under Section 10(a) of this Agreement, and that the non-breaching party(ies) would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event a party breaches or threatens to breach the obligations set forth in Section 10(a) hereto, in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

11.    Representations and Warranties of ALPS. ALPS represents and warrants to the Trusts that:

(a)    It is organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)    It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)    It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)    The execution, delivery and performance of this Agreement by ALPS (i) does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; and (ii) upon the execution and delivery of this Agreement by ALPS and the Trusts, this Agreement will be a valid and binding obligation of ALPS.

(f)    It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(g)    It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trusts. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trusts any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trusts with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(h)    It will impose and collect any redemption fees imposed by the Funds in accordance with the terms set forth in each Fund’s prospectus.

(i)    It will establish and maintain facilities and procedures reasonably acceptable to the Trusts for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(j)    It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(k)    In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Trusts in the movement of all records (in all media) and materials of the Funds and the conversion of the shareholders accounts to a successor transfer agent.

12.    Representations and Warranties of MF Trust. MF Trust represents and warrants to ALPS that:

(a)    It is a statutory trust organized and existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end, registered investment company.

(b)    It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c)    All requisite corporate proceedings have been taken to authorize the Trust to enter into and perform this Agreement.

(d)    A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the MF Funds being offered for sale.

(e)    The execution, delivery and performance of this Agreement by MF Trust (i) does not breach, violate or cause a default under any agreement, contract or instrument to which MF Trust is a party or any judgment, order or decree to which MF Trust is subject; and (ii) upon the execution and delivery of this Agreement by the Trusts and ALPS, this Agreement will be a valid and binding obligation of MF Trust.

13.    Representations and Warranties of Forward Funds. Forward Funds represents and warrants to ALPS that:

(a)    It is a statutory trust organized and existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end, registered investment company.

(b)    It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c)    All requisite corporate proceedings have been taken to authorize the Trust to enter into and perform this Agreement.

(d)    A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the FF Funds being offered for sale.

(e)    The execution, delivery and performance of this Agreement by Forward Funds (i) does not breach, violate or cause a default under any agreement, contract or instrument to which Forward Funds is a party or any judgment, order or decree to which Forward Funds is subject; and (ii) upon the execution and delivery of this Agreement by the Trusts and ALPS, this Agreement will be a valid and binding obligation of Forward Funds.

14.    Transaction Processing Guidelines/Article 4A of the Uniform Commercial Code.

(a)    ALPS’s Transaction Procedures. ALPS shall maintain commercially reasonable policies and procedures (“Transaction Procedures”) related to shareholder transactions, payment order processing and cash movement of shareholder funds (collectively, the “Transactions”). ALPS shall execute the Transactions in accordance with the Transaction Procedures, any applicable banking institutions policies, and any applicable policies set forth in the Funds’ then current registration statements.

(b)    Trust Personnel Changes. The Trusts must notify ALPS immediately of any change in the Trusts’ authorized personnel that may impact ALPS’s processing of the Transactions. ALPS shall verify the authenticity of all Trust instructions according to its established security procedures.

(c)    Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d)    Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’s receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in ALPS’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e)    ACH Credit Entries/Provisional Payments. When a Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Trusts agree that ALPS shall receive a refund of the amount credited to the applicable Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

(f)    Confirmation. Confirmation of ALPS’s execution of payment orders shall ordinarily be provided within twenty-four (24) hours’ notice of which may be delivered through ALPS’s information systems, or by facsimile or call-back. The Trusts must report any objections to the execution of an order within thirty (30) days.

15.    ALPS’s Interactive Client Services.

(a)    Security Procedures. ALPS may, but shall not be required to, modify the security procedures with respect to interactive client services provided by ALPS to the Trusts under this Agreement set forth in Appendix I hereto from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ALPS interactive client services. All data and information transmissions via the ALPS interactive client services are for informational purposes only and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Trusts.

(b)    Proprietary Rights.

(i)    ALPS’s Property. Each Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Trusts pursuant to this Agreement shall be used by the Trusts only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS and shall not be used by the Trusts to provide connectivity to or through any other system or person or organization. Any interfaces and software developed by ALPS shall not be used to connect the Trusts to any transfer agency system or any other person or organization without ALPS’s prior written approval. Except with ALPS’s consent or in conformity with federal copyright laws, the Trusts shall not copy, decompile or reverse engineer any software provided to the Trusts by ALPS. Each Trust also agrees not to take any action which would mask, delete or otherwise alter any of ALPS’s on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(ii)    Investment Company Web Site. The web pages that make up the Investment Company Web Site (as defined below) contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Trusts. Each Trust retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Trusts is duplicated within the site maintained by ALPS for use by Fund shareholders (“ALPS’s Web Site”) to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, each Trust grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of a Trust needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by such Trust. For purposes of this Agreement, “Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Trusts connected to the Internet and accessible by hypertext link through the World Wide Web, where persons or organizations may view information about the Funds and access the various transaction screens provided by the Trusts.

(iii)    Trusts’ IP Warranty to ALPS. Each Trust warrants to ALPS that the Trust owns or has sufficient license or other legal rights in all intellectual property (a) to the Investment Company Web Site or (b) used by the Trust with respect to, or in connection with, the Investment Company Web Site, and such use by the Trust does not infringe or otherwise violate the trademarks, copyrights or other intellectual property rights of any other party. Each Trust acknowledges and agrees that such Trust has and will maintain sufficient license or other legal rights to the Investment Company Web Site and for its use of the Investment Company Web Site at its sole expense and that ALPS is in no way responsible for obtaining or maintaining such license or rights or liable for any violations of trademarks, copyrights or other intellectual property right of any other party with respect to the Investment Company Web Site or for the Trust’s use of the Investment Company Web Site. In the event a Trust receives notice that the use of the Investment Company Web Site is or may be infringing upon the rights of any party, such Trust agrees to promptly notify ALPS. Each Trust, as applicable, agrees to indemnify and hold harmless ALPS and its affiliates, officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) arising from any claim, action or proceeding that the use of the Investment Company Web Site infringes on a third-party’s intellectual property rights.

(iv)    ALPS’s IP Warranty to the Trusts. Except with respect to the design and graphical elements (including, but not limited to, images and fonts) and Web pages provided to ALPS by the Trusts, ALPS warrants to the Trusts that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the interactive client service (the “ALPS Interactive IP”), and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party. In the event one or more ALPS’s interactive client services are not useable by the Trusts as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Trusts, as applicable, the right to continue using the ALPS interactive client service or infringing portion thereof, or (b) modify the ALPS interactive client service so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ALPS interactive client service or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. ALPS agrees to indemnify, defend and hold harmless each Trust and each Fund, and their affiliates, trustees officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) arising from any claim, action or proceeding that the use of the ALPS Interactive IP infringes on a third-party’s intellectual property rights. Additionally, the applicable Trust will be entitled to terminate this Agreement immediately upon notification of such a claim; and provided that, the indemnification is available regardless of whether a Trust chooses to exercise its right to terminate the Agreement.

16.    Documents. Each Trust has furnished or will furnish, upon request, ALPS with copies of such Trust’s Declaration of Trust, advisory agreements, custodian agreement, transfer agency agreement, administration agreement, current prospectuses, statements of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Trust. Each Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trusts shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement, the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trusts on behalf of the Funds with the SEC and any amendments and supplements thereto that are filed with the SEC.

17.    Consultation Between the Parties. ALPS and the Trusts shall regularly consult with each other regarding ALPS’s performance of its obligations under this Agreement. In connection therewith, the Trusts shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trusts’ rights to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trusts may deem advisable, such right being in all respects absolute and unconditional. Notwithstanding anything in this Agreement to the contrary, each of the Trusts agrees to provide advance notice to, and an opportunity for consultation with, ALPS regarding any modifications to the Trust’s registration statement or adoption of any policies which would affect materially the obligations or responsibilities of ALPS hereunder.

18.    Business Interruption and Disaster Recovery Plan. ALPS shall maintain in effect a business interruption and disaster recovery plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trusts or any Fund, use its best efforts to minimize service interruptions.

19.    Anti-Money Laundering (“AML”); Customer Identification Program; FinCEN Requests.

(a)    ALPS has adopted and will maintain a compliance program that is reasonably designed to promote the detection and reporting of potential money laundering activity, financing of terrorist activities and identity theft by monitoring for suspicious shareholder activity as well as adopting written procedures for obtaining and verifying, and maintaining records used to verify, each customer’s identity (collectively, the “AML Program”). The AML Program is designed to facilitate registered investment company compliance with applicable AML and identity theft laws, rules and regulations including but not limited to those promulgated by (i) the United States Department of the Treasury and the Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act as amended including the USA PATRIOT Act; (ii) the United States Treasury’s Office of Foreign Asset Control (“OFAC”); and (iii) the SEC.

(b)    Delegation. Each Trust, on behalf of the applicable Funds, hereby delegates certain of its AML program obligations, under applicable law and regulation to ALPS, and instructs and directs ALPS to implement the AML Program on its behalf, as applicable, as such may be amended upon written notice or supplemented with additional services by written consent of the parties from time to time. ALPS hereby accepts such delegation and agrees that ALPS will provide appropriate U.S. federal regulatory authorities, including the SEC and FinCEN, with such access and such information related to the conduct of the AML services on behalf of the Funds as may be requested by such regulatory authorities from time to time.

(c)    ALPS Duties and Responsibilities. In performing the services of the AML Program ALPS shall:

a.    perform the follows functions using its best efforts -

i.	Maintain a Customer Identification Program (as defined in 31 CFR 1024.220) including maintaining records required under applicable regulations;

ii.

Monitor customer accounts for suspicious activity, and at the direction of the Trusts’ AML Officer, file suspicious activity reports and currency transaction reports with appropriate regulatory bodies when appropriate;

iii.	Maintain an identity theft program which includes the monitoring and reporting of suspicious activity;

iv.	Maintain a training program for associates that cover these requirements;

v.	Screen all new, and on an ongoing basis, screen existing customer records against the list of sanctioned persons maintained by OFAC and any other applicable list (collectively, the “Sanctions List”);

vi.	Screen all payees of redemptions from a Fund against the Sanctions List;

vii.

Screen account information against any FinCEN information request and provide the Funds with the necessary information for it to respond to such FinCEN request within the required time frame, in accordance with procedures agreed to by the Funds and ALPS;

viii.	Coordinate with the Trusts, the Funds, and the custodian with respect to any blocking, freezing, or other action that may be required under OFAC or other applicable sanctions regulations;

ix.	Maintain an IT security and data security policy consistent with Regulation S-P;

x.	Maintain a program reasonably designed to identify and verify the identity of beneficial owners of legal entity Fund accountholders; and

xi.	Establish a risk profile for each new customer of a Fund based on the information obtained from the customer in connection with account opening and the ongoing screening process.

b.    promptly notify the Trusts of:

i.

an inspection by any government agency, regulatory authority or applicable industry self-regulatory organization of proper jurisdiction of ALPS’ AML Program if such inspection identifies any material deficiency in its AML Program that materially affects the Trusts;

ii.	any transaction or combination of transactions that ALPS believes evidence money laundering or identity theft activities in connection with the Trusts or any Fund shareholder;

iii.

any investing customer(s), banks, broker-dealers, investment advisors, or other financial intermediaries that ALPS reasonably believes to be engaged in money laundering or identity theft activities, provided that the Trusts agree not to communicate this information to such person;

iv.	any potential or confirmed matches to the Sanctions List;

c.    promptly remedy any material deficiency of which it has notice;

d.    provide the Trusts with any reports received by ALPS from any government agency, regulatory authority or applicable industry self-regulatory organization pertaining to ALPS’s AML Program on behalf of the Trusts which materially impact the Trusts;

e.    provide the Trusts and the applicable Fund with a copy of any report filed with a regulatory body pursuant to Section 19(c)(a)(ii) above;

f.    provide the Trusts with annual and quarterly reports describing its due diligence, independent auditing, monitoring, and customer identification activities pursuant to the AML Program on behalf of the Trusts;

g.    in connection with the AML Program (i) promptly produce materials or reports for any government agency, regulatory authority or applicable industry self-regulatory organization of proper jurisdiction upon written request; and (ii) allow reasonable access during normal business hours for inspection by any government agency, regulatory authority or applicable industry self-regulatory organization of proper jurisdiction upon reasonable written notice;

h.    take such other action as reasonably necessary to satisfy each Trust’s and each Fund’s AML obligations.

20.    Duration and Termination of this Agreement.

(a)    Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only (i) by agreement of the parties; or (ii) for cause pursuant to Section 20(c) hereof.

(b)    Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (“Renewal Term”) until terminated by either party, without penalty, upon not less than ninety (90) days’ written notice prior to the expiration of the Initial Term or the then current Renewal Term or for cause pursuant to Section 20(c) hereof.

(c)    Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trusts may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 20, “cause” shall mean:

(i)    material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)     in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused a Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by such Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in such Trust’s public filings or otherwise provided to ALPS);

(iii)    financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(iv)    failure by ALPS to keep in effect liability insurance naming ALPS as insured that is reasonable and customary for its business;

(v)     in the event that a sale of ALPS or its parent company results in a reduction of capital on the balance sheet of ALPS or its direct or indirect parent companies, in which such event materially impacts ALPS’s ability to provide the services or perform its obligations hereunder; or

(vi)     any other circumstance which, in the reasonable judgment of the Trusts’ trustees, including a majority of the trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, materially impairs ALPS’s ability to perform its obligations and duties hereunder, provided that ALPS receives sufficient notice to cure any such circumstance within thirty (30) days of notice received by ALPS from the Trust.

(d)    Early Termination for Convenience by a Trust. This Agreement may be terminated by either Trust with respect to all or any Funds in the event of (i) a transaction resulting in a change of control of one or more of the Advisors (for avoidance of doubt, a change of control shall include an agreement to transfer substantially all of the assets of an Advisor) or (ii) any fund merger, adoption or similar transaction resulting in the investment advisory relationship of one or more of the Funds being transferred to an investment advisor other than one of the Advisors; provided however, that in the event of a termination within the first 24 months of the Initial Term the terminating Trust shall pay ALPS an amount equal to the lesser of (i) six (6) months from notice of termination, or (ii) the period from notice of termination through the end of the 24th month of the Initial Term. Any such early termination fees shall be calculated based upon the most recent three (3) months’ average monthly calculation of the Transfer Agency Annual Base Fees plus Per Account Fees paid by such Trust to ALPS under Appendix K hereto, multiplied by the number of applicable months as set forth in this Section 20(d).

(e)    Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trusts, as applicable, or as otherwise directed by the Trusts (in the case of termination by the Trusts, at the expense of the Trusts) all records and other documents made or accumulated in the performance of its duties for the Trusts hereunder. In the event ALPS gives notice of termination under this Agreement, it may continue to provide the services contemplated hereunder after such termination at the contractual rate for up to one hundred twenty (120) days, provided that the Trusts use all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS or the new agent’s system or software.

(f)    Deconversion Costs. In the event of termination or non-renewal of this Agreement by a Trust, such Trust shall pay ALPS such reasonable deconversion costs as may be agreed to between such Trust and ALPS.

21.    Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trusts.

22.    Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

23.    Names. The obligations of each Trust on behalf of any Fund entered into in the name or on behalf thereof by any trustee/director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees/directors, shareholders, representatives or agents of the Trust or any Fund personally, but bind only the property of the applicable Fund, and all persons dealing with a Fund must look solely to the property of that Fund for the enforcement of any claims against that Fund.

24.    Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

25.    Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

To MF Trust*:

Salient MF Trust

4265 San Felipe, Suite 800

Houston, Texas 77027

Attn: Secretary

To Forward Funds*:

Forward Funds

345 California Street, Suite 1600

San Francisco, California 94104

Attn: Counsel

*	In each such case with a copy to:

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Attn: George Zornada

26.    Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

27.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions. For the avoidance of doubt, this Agreement specifically supersedes the agreements listed in Appendix J attached hereto.

28.    Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

29.    Additional Funds. If a Trust establishes one or more additional funds with respect to which it wishes to retain ALPS to provide services hereunder, the parties hereto will execute an amendment in writing to Appendix A, whereupon such series will become a “Fund” as defined hereunder and, upon the effective date of the new Fund’s registration statement, will be subject to the provisions of this Agreement, except to the extent that such provisions are modified with respect to such new Fund in writing by the applicable Trust and ALPS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SALIENT MF TRUST

By:	/s/ Kristen Bayazitoglu
Name:	Kristen Bayazitoglu
Title:	Vice President

FORWARD FUNDS

By:	/s/ Kristen Bayazitoglu
Name:	Kristen Bayazitoglu
Title:	Vice President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A1

LIST OF FUNDS AND SHARE CLASSES

(as of July 20, 2018)

Fund	Investor Class	Institutional Class	Class A	Class C	Class I	Class R6	Class I2	Class F
SALIENT MF TRUST
Salient Adaptive Growth Fund	N/A	N/A	SRPAX	SRPCX	SRPFX	N/A	N/A	N/A
Salient MLP & Energy Infrastructure Fund	N/A	N/A	SMAPX	SMFPX	SMLPX	SMRPX	N/A	N/A
Salient Tactical Plus Fund	N/A	N/A	SBTAX	SBTCX	SBTIX	N/A	N/A	BTPIX
Salient Trend Fund	N/A	N/A	SPTAX	SPTCX	SPTIX	N/A	N/A	N/A

FORWARD FUNDS
Salient Adaptive Balanced Fund	AGALX	ACGAX	AOGAX	AGGGX	N/A	N/A	N/A	N/A
Salient Adaptive Income Fund	AIAIX	AIAAX	AILAX	AIACX	N/A	N/A	N/A	N/A
Salient Adaptive US Equity Fund	ACSIX	ASMCX	N/A	N/A	N/A	N/A	N/A	N/A
Salient EM Infrastructure Fund	FGLRX	KGIYX	KGIAX	KGICX	N/A	N/A	FGIMX*	N/A
Salient International Dividend Signal Fund	FFINX	FFIEX	FFDAX	FINCX	N/A	N/A	FIDMX*	N/A
Salient International Real Estate Fund	FFIRX	KIRYX	KIRAX	KIRCX	N/A	N/A	FINMX*	N/A
Salient International Small Cap Fund	PISRX	PTSCX	N/A	—	N/A	N/A	FNSMX*	N/A
Salient Real Estate Fund	FFREX	FPREX	KREAX	KRECX	N/A	N/A	N/A	N/A
Salient Select Income Fund	FFSLX	KIFYX	KIFAX	KIFCX	N/A	N/A	FSIMX*	N/A
Salient Select Opportunity Fund	FSORX	FSOTX	FSONX	FSOCX	N/A	N/A	FSOMX*	N/A
Salient Tactical Growth Fund	FFTGX	FTGWX	FTAGX	FTGOX	N/A	N/A	FTGMX*	N/A
Salient Tactical Muni & Credit Fund	FLSRX	FLSIX	FLSLX	FLSFX	N/A	N/A	FLSMX*	N/A
Salient Tactical Real Estate Fund	FFSRX	KSRYX	KSRAX	KSRCX	N/A	N/A	FRLSX*	N/A
Salient US Dividend Signal Fund	FDYRX	FDYTX	FDYAX	FDYCX*	N/A	N/A	FDYMX*	N/A

*	Class not active as of date above

[1]	Appendix A may be updated from time to time in accordance with the provisions of Section 29.

APPENDIX B

TRANSFER AGENCY SERVICES

Investor Services

•	Handle 800-line phone calls on recorded lines

•	Coordinate daily fulfillment process

•	Compile monthly reports on call statistics

•	Provide automated telephone services via Interactive Voice Response system

•	Provide client branded on-line investor access site (Forward Funds Trust only)

Transfer Agency

Perform the customary services of a transfer agent which include, but are not limited to, the following items:

Establish and maintain shareholder accounts

•	Keeping record of shares issued and redeemed for each account

•	Updating shareholder, financial advisor, broker-dealer, or other account related information as received by authorized individual or institution

•	Complete regulatory and compliance reporting as outlined in Section 9 and 19 of the Agreement

•	Provide escheatment services, as necessary

Direct and NSCC Order Processing

•	Receive and process orders in good form for purchases, redemptions, transfer of shares, and exchanges from authorized investors, broker-dealers and other financial institutions.

•	Establish automatic investment plans and systematic withdrawals

•	Document share issuance, redemption, transfer or exchange in appropriate shareholder account

•	Report share activity daily to Fund and Custodian

•	Effect Fund settlements with Custodian

•	Perform NSCC settlement

•	Process “as-of” transactions in accordance with the policies and procedures of the Funds

Dividend and Capital Gains

•	Process dividend and capital gain distribution as declared by the Fund

Tax

•	Withhold taxes on transactions as requested by authorized individual or required by the IRS

•	Prepare and file with the IRS for applicable shareholder activity

•	Process year-end shareholder tax reporting

•	W8 and W9 solicitation

Shareholder Reporting

•	Generate and mail transaction confirmations

•	Generate and mail quarterly statements

•	Generate and mail applicable tax forms

Fund and Custody Reporting

•	Maintain records on daily share activity for all Fund transactions

•	Report daily share activity and money movement to Fund and Custodian

•	Complete daily settlement reports

Blue Sky

•	Maintain and coordinate Blue Sky registrations and renewals

Rule 22c-2 Transaction Monitoring Services

•	Develop and implement analytics based on Fund specific rules to identify activity within a particular omnibus account that warrants further review of the underlying activity;

•	Schedule and route data from financial intermediaries, verify receipt of the data requested, including data provided through direct feeds and sub-accounting service providers and DTCC Omniserv;

•	Systematically analyze trade activity and request underlying account details at the individual and/or plan level;

•	Capture potential timing activity in the AWD system and review;

•	Provide identified items to Fund management for further instructions;

•	Contact financial intermediaries in writing within specified time-frame and provide account restrictions, warnings and other related messages communicated by the Funds;

•	Maintain restrictions database; and

•	Generate quarterly reports to summarize activities.

Miscellaneous

Provide secure access to applicable sections of the AVA (or similar) portal.

APPENDIX C

GLOBAL ONLINE SHAREHOLDER ACCESS PORTAL SERVICES

1.

Global Online Shareholder Access Portal Services. Forward Funds has requested, and ALPS will provide, Global Online Shareholder Access Portal Services (“Shareholder Portal Services”) as one of the ALPS interactive client services provided pursuant to the terms of the Agreement. Through the Shareholder Portal Services, the FF Funds’ shareholders may interact with the Forward Funds’ transfer agent via the Internet. This interaction includes the ability to review account information and initiate transaction requests if selected by Forward Funds. The following functions may also be included as part of the Shareholder Portal Services.

(a)	e-Delivery. Through e-Delivery, FF Fund shareholders will have the option to discontinue printed and mailed shareholder statements, confirms and shareholder tax forms in favor of electronic ones.

(b)

Web-Documents. Through Web-Documents, FF Fund shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones. “Regulatory Documents” shall mean the prospectus(es), annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by Forward Funds to FF Fund shareholders.

(c)

On-Line Account Applications. Through On-Line Account Applications, prospective FF Fund shareholders will have the option to establish an account with Forward Funds electronically in lieu of a mailed application.

2.	ALPS’s Responsibilities. In connection with its performance of the Shareholder Portal Services, ALPS shall:

(a)

receive transaction and new account requests electronically transmitted to the Shareholder Portal via the Internet following execution of a link from the Investment Company Web Site to the Shareholder Portal and route transaction requests to the ALPS transfer agency system;

(b)	for each transaction request received, route transaction and new account information from the ALPS transfer agency system to the Shareholder Portal to be viewed by users;

(c)	initiate the design, processing and maintenance of Shareholder Portal services;

(d)	provide technical support for all Shareholder Portal services, including: testing, quality control review, generation and storage; and

(e)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by Forward Funds.

3.	Forward Funds’ Responsibilities. In connection with its use of the Shareholder Portal, Forward Funds, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)

design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the Shareholder Portal and the various transaction web pages and otherwise make the Investment Company Web Site available to FF Fund shareholders;

(c)

review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that Forward Funds transmits to FF Fund shareholders e-delivery;

(d)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder; and

(e)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

APPENDIX D

TA2000 VOICE SERVICES

1.

TA2000 VOICE Services. Each Trust has requested, and ALPS will provide, TA2000 VOICE Services as one of the ALPS interactive client services provided pursuant to the terms of the Agreement. Through TA2000 VOICE, shareholders may retrieve account information. Additional services may be available as a custom design option.

2.	ALPS’s Responsibilities. In connection with its performance of TA2000 VOICE, ALPS shall:

(a)	receive shareholder account inquiries submitted via telephone to the TA2000 VOICE processing server;

(b)	for each shareholder account inquiry received, route account information from the ALPS transfer agency system to the TA2000 VOICE server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trusts.

3.

Trusts’ Responsibilities. In connection with its use of TA2000 VOICE, each Trust, through its officers, shall provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder.

APPENDIX E

VISION ACCESS

1.

VISION Access. Each Trust has requested and ALPS will provide VISION Access (“VISION”), a web-based platform that provides access to shareholder account information and other data maintained on behalf of the Trusts.

2.	ALPS’s Responsibilities. In connection with its performance of VISION, ALPS shall:

(a)	provide technical support for VISION, including: testing, quality control review, generation and storage information; and

(b)	periodically review the list of users with access to the Trusts’ information and make the list available to the Trusts for review.

3.	Trusts’ Responsibilities. In connection with its use of VISION, each Trust, through its officers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the VISION site;

(b)	review, approve and provide users for access to the VISION site, including any limitations to access based on function; and

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trusts’ information.

4.	Options Selection. VISION options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trusts.

APPENDIX F

ALPS VIRTUAL ACCESS

1.

ALPS Virtual Access. Each Trust has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS’s proprietary web-based platform that provides access to information and data maintained on behalf of the Trusts and maintains a complete audit trail of all activity on the site. Through AVA, the Trusts may have, based on the third-party services offered under separate contract: (i) access to AdLit, which permits the Trusts to submit sales/marketing pieces for review by ALPS’s compliance and tracks the progress of the review; (ii) links to ALPS Virtual Policies (AVP), which provides the Trusts with access to ALPS’s policies and procedures and also provides the Trusts with regulatory updates; and (iii) secure access to transfer agency reports.

2.	ALPS’s Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA, including: testing, quality control review, generation and storage information;

(b)	periodically review the list of users with access to the Trusts’ information and make the list available to the Trusts for review; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trusts.

3.	Trusts’ Responsibilities. In connection with its use of AVA, each Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trusts’ information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder; and

(f)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trusts.

APPENDIX G

DELEGATION OF SERVICES

Organizations to which ALPS has delegated all or a portion of the services set forth in the Agreement as of July 20, 2018.

1.	OneTouchPoint (fka DMX Engage) – production and mailing of Fund shareholder confirmation statements, account statements and tax forms.

2.	Venio LLC d/b/a Keane Unclaimed Property – escheatment consulting and certain verification services.

APPENDIX H

ALPS COMBINED SERVICE LEVELS/PERFORMANCE STANDARDS

FOR THE TRUSTS

Investor Services:

A minimum of two hundred (200) calls per quarter required to qualify for “Investor Services” standards (as set forth below).

The following Investor Services standards will be met on a quarterly basis:

•	Average Speed of Answer will be 20 seconds or less

•	Average Service Level will be >85%

•	Three or less customer service complaints per quarter with regard to service provided by telephone representatives

Processing:

•	Secure, web-based access to client account information

•	Client impacted direct transactions error rate of <2%

•	Client impacted direct maintenance error rate of <5%

Print/Mail:

The following Print/Mail standards will be met:

•	At least 95% of all daily transaction confirmations will be mailed/e-mailed to shareholders within three (3) business days after trade date

•	At least 95% of all redemption checks will be mailed to shareholders by the end of the business day after trade date (T+1)

•

At least 98% of quarterly statements will be mailed/e-mailed to shareholders within (5) business days after quarter end; 100% by seven (7) business days after quarter end. The Trust acknowledges that ALPS will not be held responsible for missing deadlines for Trust delays in messaging or inserts.

•	All tax documents, including 1099s (B/Div/R) and 5498s, will be mailed by their reporting deadline

Penalties:

The penalty for missing a quarterly standard a second time during any rolling twelve month period is a 5% reduction in the base fee payable to ALPS for that quarter.

The penalty for missing a quarterly standard for a third time during any rolling twelve month period is a 10% reduction in the base fee payable to ALPS for that quarter.

The penalty for missing a quarterly standard a fourth time during any rolling twelve month period is a 20% reduction in the base fee payable to ALPS for that quarter. In addition, the Trust will have the right to terminate its Agreement with ALPS on thirty days’ notice if ALPS has missed a standard for four (4) times during any rolling twelve month period.

Note: All service levels/performance standards must be met as outlined above unless an exception is approved in writing from a Trust officer.

APPENDIX I

SECURITY PROCEDURES

Global Online Shareholder Access Portal

1.	ID/Password Requirements

Initial authentication of a shareholder in the Shareholder Portal is accomplished with account number and Social Security Number (SSN) and is used to issue a personal identification number (PIN) to the shareholder.

Thereafter, shareholder authentication may be accomplished by any of the three following methods, determined by the Shareholder Portal options selected by the Trusts:

Method One

Required – Account number is used as the identification (ID) of the shareholder.

Required – The PIN is used as the access to the entered account.

Optional Requirement – Social Security Number (SSN) may be chosen as an additional required field by the Trusts, as part of the Shareholder Portal options, to add another level of authentication to access the entered account number.

Method Two

Required – Social Security Number (SSN) of the shareholder.

Required – The PIN is used as the access to the entered account.

Method Three

Required – User ID of the shareholder. As part of the initial access, the shareholder establishes a User ID based on criteria established by the Trusts as part of the Shareholder Portal options.

Required – The PIN is used as the access to the entered account.

2.	Encryption

The DST2 Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and block communications through the DST Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site is 128-bit encryption.

[2]	DST refers to DST Systems, Inc., the parent company of ALPS Holdings, Inc. and its subsidiaries and affiliates, including ALPS.

3.	Network Access Control

A computer referred to as a “router” is located between the Internet backbone connection and the DST Web server. The purpose of the router is to control the connectivity to the DST Web server at the port level. This equipment is located at DST’s Winchester data center, but it is administered and maintained by an independent firewall provider. Changes to the systems residing on this computer are submitted to the firewall provider for remote administration. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web server to the suite of Hyper-Text Transfer Protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the DST Web server. DST is advised by its current firewall provider that all other ports on the router other than those configured for the DST Web server are not accessible from the Internet.

The DST Web server utilizes a UNIX operating system. All services and functions within the DST Web server operating system are deactivated with the exception of services and functions which support HTTP. This is the required service for HTML content which is what the Shareholder Portal Transactions are based upon. The general purpose of this feature is to prevent external users from entering UNIX commands or running UNIX based processes on the DST Web server. All ports on the DST Web server, except those required by the Shareholder Portal (the ports accessed through the fire wall provider’s router), are disabled. All “listeners” are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

DST administrators gain access to the DST Web server through the physical console connected to the DST Web server, or through the internal network via DST Secure ID.

The Shareholder Portal also incorporates a data mapping system referred to as the “CICS Mapper”. The function of the CICS Mapper is to perform data packaging, security interrogation, and protocol conversion. Data received by the CICS Mapper from the DST Web server is interrogated for authenticity, repackaged for the DST TA/2000 mainframe system, and protocols are converted for communication.

The CICS Mapper is programmed to terminate the session/Transaction between the shareholder and the Shareholder Portal if data authentication fails. Alerts are provided to system administrators upon termination.

4.	Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5.	Independence of the Trusts’ Locations on the Web Server

Independence of customer presence on the DST Web server is accomplished by establishing individual data set partitions on the DST Web server that are designed to be separate from other partitions. Each Trust’s presence resides within a separate data and directory structure on the DST Web server. The base transaction code required by the Shareholder Portal is, however, shared by all data set partitions.

Each customer URL on the DST Web server will identify a separate customer presence. The customer URL is designed to omit distinguishing characteristics of the URL which could identify the customer or DST to the shareholder, and each customer will have a unique URL. The URL is in the following format:

128 bit encryption example:

https://www3.financialtrans.com/ft/Disclaim?cz=123456789

where the data following the ‘cz=’ will be unique to each Fund. The Fund URL is not advertised by DST. Initial access to the Trust or Fund presence on the DST Web server will be through the Fund Web Site.

Book marking of HTML pages within the Fund Web Site on the DST Web server is not allowed with the exception of either a legal terms page or the logon page, which is the initial page presented to the Shareholder upon entry to the DST Web server. The Shareholder Portal Options selected by the Trusts determine which initial page will be displayed to the Shareholder.

6.	Right to Audit

Each Trust may audit, at its expense, the DST Web Site once in each 12 month period and any associated systems or networks within the Shareholder Portal, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within the Shareholder Portal associated with the DST Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. The Trusts will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, the Trust may perform any audit activity which is technically possible for a user of the public Internet. In particular, the Trust and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

TA2000 VOICE

Authentication of a shareholder user in TA2000 VOICE is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder. A password is required and is used as the access to the entered account. This is the shareholder’s personal identification number (PIN). A social security number is an optional entry requirement controlled by the Funds to add another level of authentication to access the entered account number.

To utilize the TA2000 VOICE, a shareholder must call the Funds’ shareholder services line and request: (a) that the service be enabled for his or her account and (b) a user ID and password. The above authentication information will need to be provided in order to successfully complete the request.

VISION

1.	ID/Password Requirements - Users

Authentication of a User in VISION is based on the VISION Operator ID and Password.

Required – The VISION Operator ID, assigned by DST, shall have access authorization as determined by the applicable Trust or the applicable Fund. This may include the following access levels, at the applicable Trust’s or the applicable Funds’ option, the contents of which shall be determined by the applicable Trust:

Unrestricted Access – This allows the User to view any account information for all of the applicable Funds’ Financial Products.

Dealer Level Access – This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access – This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access – This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access – This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Trust/TPA Access – This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.

Required - Password is used in conjunction with VISION Operator ID to access the VISION Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by the applicable Trust or the applicable Fund. VISION does not use a personal identification number (PIN).

2.	ID/Password Requirements – Trust point of contact

Authentication of either a Trust or Fund point of contact (“Point of Contact”) in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required – The Operator ID, chosen by the applicable Trust or the applicable Fund, shall have access as determined by the applicable Trust or such Fund, as applicable. Access will be specific to the management company associated with the Fund. This may include the following access levels, at the applicable Trust’s or the applicable Fund’s option, inquiry only access (Point of Contact may only view information related to Users) or update access (Point of Contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Point of Contact must be communicated to DST promptly.

Required – Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

3.	Encryption

The DST Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the VISION Web Site and the Distribution Support Services Web Site and block communications through the VISION Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the VISION Web Site and the Distribution Support Services Web Site is 128-bit encryption.

4.	Network Access Control

The VISION Web Site and the Distribution Support Services Web Site (the “DST Web Sites”) are protected through multiple levels of network controls. The first defense is a border router which exists at the boundary between the DST Web Sites and the Internet Service Provider. The border router provides basic protections including anti-spoofing controls. Next is a highly available pair of stateful firewalls that allow only HTTPS traffic destined to the DST Web Sites. The third network control is a highly available pair of load balancers that terminate the HTTPS connections and then forward the traffic on to one of several available web servers. In addition, a second highly available pair of stateful firewalls enforce network controls between the web servers and any back-end application servers. No Internet traffic is allowed directly to the back-end application servers.

The DST Web Sites equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process.

All services and functions within the DST Web Sites are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Sites are disabled, except those ports required to transfer files. All “listeners,” other than listeners required for inbound connections from the load balancers, are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

5.	Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

6.	Right to Audit

Each Trust may audit, at its expense, the VISION Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks within the Shareholder Portal, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within the Shareholder Portal associated with the VISION Web Site and the Distribution Support Services Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. The Trusts will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, the Trusts may perform any audit activity which is technically possible for a user of the public Internet. In particular, each Trust and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

AVA

1.	General

Access to AVA is limited to the Funds, their designated representatives and those third-party firms that are authorized by the Funds. All new users will need to be authorized, including the allowed level of access, by a designated Fund contact. Once authorized, a user will be provided with a user ID and password.

The user ID will lockout after three failures. A lockout needs to be reset by an authorized representative in AVA support. Prior to lockout, a user may change a forgotten password by answering the custom question provided at initial authentication. If the user chooses not to create a custom question and answer, he or she will need to call and have an authorized representative in AVA support reset his or her password.

2.	Encryption

The web servers run SSL. The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers that do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit. ALPS also uses a certificate from a major provider of server authentication services.

3.	Network Access Control

A computer referred to as a “firewall” is located between the Internet backbone connection and the Internet accessible application hosting equipment (“web servers”). The purpose of the firewall is to control the connectivity to the web servers at the port level. This equipment is located in a secure and environmentally controlled data center. Changes to the configuration of this computer are administered by authorized ALPS’s IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the web servers to the suite of hyper-text transfer protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the web servers. All other ports on the router other than those configured for the web servers are not accessible from the Internet.

The web servers utilize adequate and appropriate software and hardware. All services and functions within the web servers’ operating system are deactivated with the exception of services and functions which support AVA. The general purpose of this feature is to prevent external users from entering commands or running processes on the web servers. All ports on the web servers, except those required by AVA, are disabled. Directory structures are “hidden” from the user. Services that provide directory information are also deactivated.

ALPS’s administrators gain access to the web servers through a directly connected physical console or through the internal network via ALPS Secure ID.

AVA is programmed to terminate the session/transaction between the shareholder and the application if data authentication fails. All successful and unsuccessful sessions are logged.

4.	Limitation of Users

Access by ALPS’s personnel to the web servers is restricted within ALPS to a limited number of users based upon ALPS’s system administration requirements, as determined by appropriate ALPS’s systems managers from time to time.

5.	Independence of the Funds’ Locations on the Web Servers

Independence of each Fund’s presence on the web servers is accomplished by establishing Fund-specific session variables that logically separate each Fund’s data. Access to web forms, style-sheets and data is governed by this structure. The base transaction code required by ALPS’s interactive client services is, however, shared by all data set partitions.

Each Fund URL on the web servers will identify a separate Fund presence. Access to a Fund’s presence on the web servers must be through the Investment Company Web Site.

Bookmarking of HTML pages within a Fund’s site on the web servers is not allowed.

6.	Security Review

Application security assessments and network penetration tests are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.	Fund Specific Requirements

It may be necessary to modify the security procedures to enable the Funds to comply with their own internal policies. In these cases, procedures would be modified to be no less restrictive than the above. These changes may result in an increase to the fees or out-of-pocket fees being billed to the Funds.

APPENDIX J

AGREEMENTS SUPERSEDED BY THIS AGREEMENT

•	Amended and Restated Transfer Agency and Service Agreement between Forward Funds and ALPS, dated June 3, 2009 (“A&R Transfer Agency Agreement”)

•	Amendment to the A&R Transfer Agency Agreement, dated December 15, 2011

•	Amendment to the A&R Transfer Agency Agreement, dated May 1, 2016

•	Amendment to the A&R Transfer Agency Agreement, dated May 1, 2017

•	Amended and Restated Side Letter to the Transfer Agency and Service Agreement dated September 12, 2005 between Forward Funds and ALPS, dated December 30, 2006

APPENDIX K

FEE SCHEDULE

COMPENSATION TO ALPS

[Redacted]